                          OFFER TO PURCHASE FOR CASH
              ALL OUTSTANDING COMMON SHARES AND PREFERRED SHARES
                                      OF
                     MERIDIAN POINT REALTY TRUST VIII CO.
                                      AT
                          $8.50 NET PER COMMON SHARE
                                      AND
                        $10.00 NET PER PREFERRED SHARE
                                      BY
                           EASTGROUP-MERIDIAN, INC.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                          EASTGROUP PROPERTIES, INC.

-------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 20, 1998, UNLESS THE OFFER IS EXTENDED.

-------------------------------------------------------------------------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND PREFERRED SHARES (BOTH AS HEREINAFTER DEFINED) THAT, WHEN ADDED TO THE PREFERRED SHARES BENEFICIALLY OWNED BY EASTGROUP PROPERTIES, INC. ON THE DATE OF THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), WILL CONSTITUTE TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OF THE CAPITAL STOCK OF MERIDIAN POINT REALTY TRUST VIII CO. (THE "COMPANY") ENTITLED TO VOTE ON A MERGER UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "CHARTER"), AND THE MISSOURI GENERAL AND BUSINESS CORPORATION LAW ("GBCL").

  THE BOARD OF TRUSTEES OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ----------------
                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of such shareholder's shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the depositary and either deliver the certificate(s) for such tendered shares to the depositary along with the Letter of Transmittal or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 2 of this offer to purchase, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such shares.

  A shareholder who desires to tender shares and whose certificate(s) for shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the information agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the information agent or to brokers, dealers, commercial banks or trust companies.

                               ----------------
                     THE DEALER MANAGER FOR THE OFFER IS:

                           PAINEWEBBER INCORPORATED

February 23, 1998

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          -----
 INTRODUCTION..........................................................       1
 THE TENDER OFFER......................................................       2
            1.  TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMI-
                NATION; AMENDMENTS....................................        2
            2.  PROCEDURE FOR TENDERING SHARES........................        4
            3.  WITHDRAWAL RIGHTS.....................................        6
            4.  ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE.....        7
            5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............        8
            6.  PRICE RANGE OF SHARES; DIVIDENDS......................        9
            7.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK
                QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT.......        9
            8.  CERTAIN INFORMATION CONCERNING THE COMPANY............       10
            9.  CERTAIN INFORMATION CONCERNING EASTGROUP AND THE
                PURCHASER.............................................       13
           10.  SOURCE AND AMOUNT OF FUNDS............................       15
           11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER....       15
           12.  PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE
                COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE
                TRANSACTIONS..........................................       21
           13.  THE MERGER AGREEMENT..................................       22
           14.  DIVIDENDS AND DISTRIBUTIONS...........................       29
           15.  CERTAIN CONDITIONS OF THE OFFER.......................       29
           16.  CERTAIN LEGAL MATTERS.................................       31
           17.  FEES AND EXPENSES.....................................       32
           18.  MISCELLANEOUS.........................................       33
 Annex I   Certain Information Concerning the Directors and Executive
           Officers of EastGroup Properties, Inc.......................     I-1
 Annex II  Certain Information Concerning the Directors and Executive
           Officers of EastGroup-Meridian, Inc.........................    II-1
 Annex III Recent Transactions in Shares...............................   III-1

 TO THE HOLDERS OF COMMON SHARES AND PREFERRED SHARES OF MERIDIAN POINT REALTY
                                TRUST VIII CO.

                                 INTRODUCTION

  EastGroup-Meridian, Inc., a Missouri corporation (the "Purchaser") and a wholly-owned subsidiary of EastGroup Properties, Inc., a Maryland corporation ("EastGroup"), hereby offers to purchase all outstanding common shares, par value $0.001 per share (the "Common Shares"), and all outstanding preferred shares, par value $0.001 per share (the "Preferred Shares") (collectively the Common Shares and the Preferred Shares are referred to herein as the "Shares"), of Meridian Point Realty Trust VIII Co., a Missouri corporation (the "Company"), at a price per Common Share of $8.50 net to the seller in cash (the "Common Share Offer Price"), and at a price per Preferred Share of $10.00 net to the seller in cash (the "Preferred Share Offer Price"), both upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), Harris Trust Company of New York, as Depositary (the "Depositary"), and PaineWebber Incorporated ("PaineWebber") as the Dealer Manager (the "Dealer Manager"), incurred in connection with the Offer. See Section 17.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND PREFERRED SHARES THAT, WHEN ADDED TO THE PREFERRED SHARES BENEFICIALLY OWNED BY EASTGROUP ON THE DATE OF THE MERGER AGREEMENT (AS DEFINED BELOW), WILL CONSTITUTE TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OF THE CAPITAL STOCK OF THE COMPANY ENTITLED TO VOTE ON A MERGER UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED (THE "CHARTER") AND THE GBCL (AS DEFINED BELOW). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN SECTION 15.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 18, 1998 (the "Merger Agreement"), among EastGroup, the Purchaser and the Company. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares with respect to which appraisal rights are properly exercised ("Dissenting Shares") under the Missouri General and Business Corporation Law (the "GBCL")) not held in the treasury of the Company or owned by any subsidiary of the Company, EastGroup or the Purchaser, will be converted into and represent the right to receive in cash, without interest, the price per Common Share or Preferred Share, as appropriate, paid pursuant to the Offer. The Merger Agreement and its terms are further described in
Section 13.

  THE BOARD OF TRUSTEES OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Prudential Securities Incorporated, the Company's financial advisor ("Prudential"), has delivered to the Company's Board of Trustees its written opinion that the consideration to be received by the shareholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being distributed to the Company's shareholders herewith.

  The Company has informed the Purchaser that as of February 20, 1998 there were 1,709,937 Common Shares outstanding and 5,273,927 Preferred Shares outstanding. As of the date hereof, EastGroup beneficially owns 1,469,556 Preferred Shares (27.9% of the outstanding Preferred Shares and 21.0% of all outstanding Shares). Based on such number of outstanding Shares, if the Purchaser acquires at least 3,186,354 Shares as a result of the Offer, EastGroup will beneficially own two-thirds of the outstanding Shares. In such event, EastGroup would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder. If EastGroup beneficially owns 90% or more of the outstanding Common Shares and 90% or more of the outstanding Preferred Shares, the Merger could be effected pursuant to the short form merger provisions of the GBCL, without the action of any shareholder of the Company other than EastGroup. The Company has granted the Purchaser options to acquire sufficient Shares so that, under certain circumstances, the Purchaser may increase its percentage ownership of Common Shares and/or Preferred Shares to the 90% level. See Section 13.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date (as hereinafter defined) and not theretofore withdrawn as permitted by
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 20, 1998, unless and until the Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined in Section 15). Subject to the provisions of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive or reduce the Minimum Condition or to waive any or all of the other conditions of the Offer. If, by 12:00 Midnight, New York City time, on Friday, March 20, 1998, or any subsequent Expiration Date, any or all of such conditions have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering shareholders; (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not withdrawn; (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended; or (iv) delay acceptance for payment of, or payment for, the Shares, subject to complying with applicable law, until the satisfaction or waiver of the conditions of the Offer.

  Under the terms of the Merger Agreement, the Purchaser may not (except as described in the next sentence), without the prior written consent of the Company, (i) reduce the number of Common Shares and Preferred Shares to be purchased in the Offer; (ii) reduce the Common Share Offer Price or the Preferred Share Offer Price except as otherwise provided by the Merger Agreement; (iii) modify or add any conditions to the Offer in any manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Common Shares or Preferred Shares; (iv) extend the Offer other than as provided in the Merger Agreement; (v) change the form of consideration payable in the Offer; or (vi) amend any other term of the Offer in a manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Common Shares or Preferred Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the Expiration Date for a period not to exceed 20 business days, if at the Expiration Date any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Common Shares and Preferred Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer.

  Subject to the applicable regulations of the Commission and the provisions of the Merger Agreement, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares; (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 15 have not been satisfied or upon the occurrence of any of the events specified in Section 15; and (iii) waive any condition or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn and, subject to clause (i) above, will promptly pay for all Shares so accepted for payment. The Purchaser acknowledges that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

  The rights reserved by the Purchaser in the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the PRNewswire.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including the Minimum Condition), the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if, prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  In connection with the Offer, the Company has provided or will provide the Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. PROCEDURE FOR TENDERING SHARES. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date; or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

  If a certificate representing Shares is registered in the name of a person other than the signer of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority so to act must be submitted. See Instruction 5 of the Letter of Transmittal.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser; and

    (iii) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile hereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Trading Days after the date of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for trading.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility); (ii) properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), together with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message); and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates representing Shares or confirmations of book-entry transfers of such Shares are actually received by the Depositary.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Purchaser. None of the Purchaser, EastGroup, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities or rights issued, issuable, which detach from or become exercisable in respect of such Shares on or after February 23, 1998), effective if, when and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such shareholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's shareholders, action by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares the Purchaser must be able to exercise full voting rights with respect to such Shares.

  The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer. Purchaser shall have no rights as a shareholder of tendered Shares until such time as the Purchaser accepts tendered Shares for payment. Any dividend paid by the Company with a record date prior to the date on which the Purchaser accepts Shares for payment (which can be no earlier than the Expiration Date) shall be payable to the tendering shareholder.

  TO PREVENT BACKUP WITHHOLDING OF FEDERAL INCOME TAX ON PAYMENTS MADE TO SHAREHOLDERS WITH RESPECT TO SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 10 AND 11 OF THE LETTER OF TRANSMITTAL.

  3. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by the Purchaser as provided herein, may also be withdrawn on or after April 30, 1998.

  For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

  Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of the Purchaser, EastGroup, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

  4. ACCEPTANCE FOR PAYMENT AND PAYMENT OF OFFER PRICE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the latest to occur of (i) the expiration or termination of any waiting period applicable to the acquisition of the Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) the Expiration Date; and (iii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions of the Offer set forth in
Section 15. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser, and such determination shall be final and binding on all tendering shareholders. See
Section 15.

  The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If the Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, as described in Section 2); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message); and (iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary, as agent for the tendering shareholders, of the Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payments.

  If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 2, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering shareholder as promptly as practicable following the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of the Purchaser or EastGroup the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer (or in the Merger) will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable state, local or other tax laws). In general, a shareholder will recognize gain or loss for such purposes equal to the difference between such shareholder's adjusted tax basis for the Shares such shareholder sells in such transaction (or surrenders in the Merger) and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares were held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger). The receipt of cash for Shares pursuant to the exercise of dissenters' rights, if any, will generally be taxed in the same manner described above. An individual shareholder's long-term capital gain will be taxed at the lowest applicable rate (generally 20%) if such shareholder held the Shares for more than eighteen months on the date of sale or the Effective Time of the Merger, whichever is the relevant date.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the shareholder (i) fails to furnish such shareholder's social security number or TIN; (ii) furnishes an incorrect TIN; or (iii) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's correct number and that such shareholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his own tax advisor as to such shareholder's qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

  The foregoing discussion may not be applicable to a shareholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to a shareholder who is not a citizen or resident of the United States or who is otherwise subject to special tax treatment under the Internal Revenue Code. In addition, the foregoing discussion does not address the tax treatment of holders of options or warrants to acquire Shares.

  The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer and the Merger to them, including the application and effect of the alternative minimum tax, and state, local or foreign income and other tax laws.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The principal market on which the Common Shares and Preferred Shares are traded is the American Stock Exchange ("AMEX") under the symbols "MPH" and "MPHpr," respectively. The following table sets forth, for the periods indicated, the high and low per Common Share and per Preferred Share closing sales prices, each as reported by published financial sources, and the cash distributions paid by the Company for the calendar quarters specified.

                          COMMON SHARES          PREFERRED SHARES         DISTRIBUTIONS
                          -----------------      ---------------------        PAID
                           HIGH       LOW          HIGH         LOW       PER SHARE (1)
                          -------    ------      --------     --------    -------------
Fiscal Year Ended Decem-
 ber 31, 1996:
  First Quarter.........  $   2 1/8  $   1 3/4   $     6 1/4  $     4 3/4     $0.07
  Second Quarter........      2 1/2       2            6 1/8        4 3/8      0.07
  Third Quarter.........      3 1/4      2 1/4         5 1/8        4 1/2      0.07
  Fourth Quarter........       3         2 1/4         5 3/8        4 3/4      0.07
Fiscal Year Ending De-
 cember 31, 1997:
  First Quarter.........      3 1/2      2 5/8         5 7/8         5         0.07
  Second Quarter........      4 1/2      3 1/8         8 1/8        5 1/2      0.07
  Third Quarter.........      6 3/4      3 13/16       9 1/4         7         0.07
  Fourth Quarter........      6 5/8      4 1/2          9           7 3/4      0.08
Fiscal Year Ending De-
 cember 31, 1998:
  First Quarter (through
   February 20, 1998)...      8 3/8      5 1/8         9 7/8        8 5/8        --

--------
  (1)Holders of Common Shares and Preferred Shares received equal distributions in all periods presented.

  On February 18, 1998, the last trading day prior to the public announcement of the terms of the Offer and the Merger, the closing sales price per Common Share was $7.25 and the closing sales price per Preferred Share was $9.375. On February 20, 1998, the last trading day prior to commencement of the Offer, the closing sales price per Common Share was $8.375 and the closing sales price per Preferred Share was $9.875. Shareholders are urged to obtain a current market quotation for the Common Shares and Preferred Shares.

  7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATIONS; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer price.

  Both the Common Shares and the Preferred Shares are currently listed and traded on AMEX, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Common Shares or Preferred Shares not purchased pursuant to the Offer, either or both classes may no longer meet the quantitative maintenance criteria of AMEX for continued inclusion on AMEX and may cease to be authorized for quotation on such market. If, as a result of the purchase of Common Shares or Preferred Shares pursuant to the Offer or otherwise, the Common Shares or the Preferred Shares no longer meet the requirements of AMEX for continued inclusion in AMEX, and such shares are no longer included in AMEX, the market for such shares could be adversely affected.

  In the event that the Common Shares or the Preferred Shares no longer meet the requirements of AMEX for continued inclusion in AMEX, it is possible that such shares would trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Shares or the Preferred Shares and the availability of such quotations would, however, depend upon the number of holders of Common Shares or Preferred Shares remaining at such time, the interest in maintaining a market in Common Shares or Preferred Shares on the part of securities firms, the possible termination of registration of the Common Shares or Preferred Shares under the Exchange Act, as described below, and other factors.

  The Common Shares and Preferred Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Common Shares or Preferred Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of such shares. The termination of the registration of the Common Shares or Preferred Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings and the related requirement of an annual report to shareholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to such shares or to the Company. Furthermore, if registration of the Common Shares or Preferred Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. According to the Company, as of February 19, 1998, there were 817 holders of record of Common Shares and 1,252 holders of record of Preferred Shares.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor EastGroup has any knowledge that would indicate that the statements contained herein based on such information are untrue, neither the Purchaser nor EastGroup takes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events or information which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or EastGroup.

  The Company was incorporated in December 1987 under the laws of the State of Missouri under the name "Sierra Capital Realty Trust VIII Co." and changed its name to "Meridian Point Realty Trust VIII Co." in September 1993. The Company's principal executive offices are located at 655 Montgomery Street, Suite 800, San Francisco, California 94111, and its telephone number is (415) 274-1808. The following description of the Company's business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996:

    "The Company was organized to qualify as a real estate investment trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, a REIT must meet certain criteria, including requirements (a) that certain percentages of its gross income be derived from specific sources, (b) that it distribute annually to its shareholders at least 95% of its REIT taxable income (as defined in the Code), and (c) that it not have five or fewer shareholders who own more than 50% of the total value of its stock. The Company did not qualify as a REIT for the years ended December 31, 1992 and 1993 because of the failure to satisfy requirement (c) above. However, the Revenue Reconciliation Act of 1993 added a provision which allows stock held by a qualified trust to be treated as held directly by its beneficiaries in proportion to their actuarial interest; this new "look-through" rule allows the Company to satisfy requirement (c) above. The Internal Revenue Service permitted the Company to re-elect its REIT status beginning in the 1994 tax year.

    The Company was formed for the purpose of making equity investments in income-producing industrial and commercial real estate in selected areas of projected growth in the United States. At December 31, 1996, the Company had nine real estate equity investments consisting of twenty-four properties. The Company's principal objectives are to preserve, protect and grow the shareholders' capital, provide shareholders with cash dividends, and achieve capital appreciation through potential appreciation in the values of the Company's properties. There is no guarantee that the Company's objectives will be met.

    The Company was formed as a self-liquidating finite-life REIT. At the annual meeting held on June 14, 1996, the shareholders approved an amendment to the Company's Bylaws related to investment policy which allowed the Company to reinvest proceeds from the sale of property into the purchase of new property, thereby converting the Company to an infinite-life REIT. The general purpose of the Company is to seek income that qualifies under the REIT provisions of the Code. At such time as it is in the best interests of the Company's shareholders to do so, the Board of Directors intends to make investments in such a manner as to comply with the requirements of the REIT provisions of the Code with respect to the composition of the Company's investments and the derivation of its income. The Directors' decision to acquire or sell properties would be based on a number of factors such as: (i) the vitality of the real estate and money markets; (ii) the economic climate; (iii) potential environmental liabilities; and (iv) the income tax consequences to the Company and its shareholders."

  Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the Commission and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the manner set forth below.

                     MERIDIAN POINT REALTY TRUST VIII CO.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                             ----------------------------  -------------------
                               1996      1995      1994      1997      1996
                             --------  --------  --------  --------- ---------
                                                               (UNAUDITED)
INCOME STATEMENT DATA:
  Total operating revenues.. $ 10,221  $ 11,195  $ 12,081  $   7,921 $   6,992
  Funds from operations
   ("FFO") (1)..............    3,736     3,755     3,890      2,931     2,387
  Net income (loss).........    1,352      (274)   (1,875)     2,113       649
PER SHARE INFORMATION:
  Net income (loss) per
   Common Share.............     (.08)    (1.09)    (1.89)       .62      (.28)
  Dividends per Common and
   Preferred Shares.........      .28       .28       .22        .21       .21
  Common Shares
   Outstanding..............    1,610     1,610     1,610      1,610     1,610
  Preferred Shares
   Outstanding..............    5,274     5,274     5,274      5,274     5,274
                                 AS OF DECEMBER 31,        AS OF SEPTEMBER 30,
                             ----------------------------  -------------------
                               1996      1995      1994      1997      1996
                             --------  --------  --------  --------- ---------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Real estate, net.......... $ 66,682  $ 68,777  $ 72,337  $  74,397 $  67,383
  Total assets..............   71,594    76,494    91,758     79,353    74,698
  Total debt................   27,613    32,042    44,731     33,872    31,193
  Total shareholders'
   equity...................   42,466    43,041    45,243     43,133    42,245

--------
(1) Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income (computed in accordance with generally accepted accounting principles ("GAAP")) before allocation to minority interests, plus real estate depreciation and after adjustments for significant nonrecurring items, if any. It is generally believed that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of the equity REIT to incur and service debt and to make capital expenditures. FFO in and of itself does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of an equity REIT's performance or to net cash flows from operating activities as determined by GAAP as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

  Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's trustees and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

  9. CERTAIN INFORMATION CONCERNING EASTGROUP AND THE PURCHASER. The Purchaser is a newly formed Missouri corporation and a wholly-owned subsidiary of EastGroup. To date, the Purchaser has not conducted any business other than incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer.

  Until immediately prior to the time that the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information is available. The address of the principal office of the Purchaser is 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201.

  EastGroup is a self-administered REIT focused principally on the ownership, acquisition and selective development of industrial properties in major Sunbelt markets throughout the United States. As of February 18, 1998, EastGroup's industrial property portfolio included 48 properties in nine states comprising approximately 9.4 million square feet of leasable space, and three industrial development properties under construction comprising approximately 234,000 square feet of space. As of December 31, 1997, the industrial portfolio (excluding the three properties currently under development) was 97% leased.

  EastGroup's principal executive offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 354-3555.

  The following table was derived from EastGroup's Annual Report on Form 10-K (the "EastGroup 1996 Form 10-K") for the fiscal year ended December 31, 1996 ("Fiscal 1996"), and sets forth selected consolidated financial information of EastGroup for the nine month period ended September 30, 1997. More comprehensive financial information is included in the EastGroup 1996 Form 10-K and other documents filed by EastGroup with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and of the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth in Section 8. Such report and other documents are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005, where the shares of common stock, $0.0001 par value per share, of EastGroup (the "EastGroup Stock") is listed for trading.

                          EASTGROUP PROPERTIES, INC.

               SELECTED CONSOLIDATED FINANCIAL DATA OF EASTGROUP
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             NINE MONTHS ENDED
                                  YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                 -------------------------- -------------------
                                   1996     1995     1994     1997      1996
                                 -------- -------- -------- --------- ---------
                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Total operating revenues.......  $ 39,765 $ 30,264 $ 24,895 $  38,200 $  27,627
FFO (1)........................    14,820    9,847    8,913    17,265    10,193
Net income.....................    12,509    7,711    7,168    16,540     7,250
PER SHARE INFORMATION:
Net income per share...........      1.44     1.22     1.16      1.34       .90
Dividend per share.............      1.28     1.23     1.16      1.00       .95
Average number of common shares
 outstanding...................     8,677    6,338    6,170    12,364     8,051
                                     AS OF DECEMBER 31,     AS OF SEPTEMBER 30,
                                 -------------------------- -------------------
                                   1996     1995     1994     1997      1996
                                 -------- -------- -------- --------- ---------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Real estate, net...............  $269,585 $143,733 $151,039 $ 352,892 $ 280,039
Total assets...................   281,455  157,955  154,860   376,786   289,219
Total debt.....................   129,078   71,562   68,229   181,886   138,665
Total stockholders' equity.....   145,326   82,900   82,176   185,919   143,387

--------
(1) EastGroup defines FFO, consistent with NAREIT's definition, as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. EastGroup believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of EastGroup to incur and service debt and make capital expenditures. EastGroup computes FFO in accordance with standards established by EastGroup, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of EastGroup's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of EastGroup's liquidity, nor is it indicative of funds available to fund EastGroup's cash needs, including its ability to make distributions.

  The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of EastGroup and the Purchaser are set forth in Annex I and Annex II hereto, respectively.

  EastGroup beneficially owns 1,469,556 Preferred Shares. Except as set forth on Annex III, none of EastGroup, the Purchaser or, to the best of their knowledge, any of the persons listed on Annex I or Annex II hereto, or any associate or majority-owned subsidiary of EastGroup, the Purchaser or any of the persons so listed, owns or has the right to acquire any Shares or has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of EastGroup, the Purchaser or, to the best of their knowledge, any of the persons listed in Annex I or Annex II hereto, (i) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies; (ii) has engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, election of trustees or directors or a sale or other transfer of a material amount of assets; or (iii) has had any other transaction with the Company or any of its executive officers, trustees or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

  10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by EastGroup and the Purchaser to purchase all Shares that may be tendered pursuant to the Offer, and to pay related fees and expenses, is estimated to be approximately $54.3 million. As of the date hereof, EastGroup has used approximately $13.9 million (including brokerage commissions) to purchase the Preferred Shares owned by it. The source of those funds was EastGroup's working capital, which includes the credit facilities described in the next paragraph.

  The Purchaser will obtain all such funds from EastGroup or its affiliates. EastGroup has sufficient financial resources to satisfy its and the Purchaser's obligations under the Offer and the Merger Agreement. This Offer and the Merger are not conditioned upon any financing arrangements. EastGroup intends to finance the transactions using its $65.0 million acquisition facility (the "Acquisition Facility") and its $35.0 million working capital facility (the "Working Capital Facility"), both with Deposit Guaranty National Bank, Jackson, Mississippi. Through March 31, 1998, the maximum principal amount of the Acquisition Facility is $65.0 million and then will be $50.0 million from April 1, 1998 through September 30, 2000. Through March 31, 1998, the first $48.75 million advanced under the Acquisition Facility will bear interest at LIBOR plus 1.50% and any advances in excess of $48.75 million will bear interest at LIBOR plus 1.75%. Effective April 1, 1998, all advances under the Acquisition Facility will bear interest at LIBOR plus 1.50%. Through March 31, 1998, the maximum principal amount of the Working Capital Facility is $35.0 million and then will be $25.0 million from April 1, 1998 through September 30, 1998. Through March 31, 1998, the first $26.25 million advanced under the Working Capital Facility will bear interest at LIBOR plus 1.50% and any advances in excess of $26.25 million will bear interest at LIBOR plus 1.75%. Effective April 1, 1998, all advances under the Working Capital Facility will bear interest at LIBOR plus 1.50%. The Working Capital Facility may be utilized by the Company for general working capital purposes, including the acquisition of additional properties. Nine of EastGroup's properties, the stock of one of EastGroup's wholly-owned subsidiaries and EastGroup's equity interest in two limited partnerships secure EastGroup's revolving credit facilities. As of February 16, 1998, EastGroup had borrowed a total of approximately $41.0 million under the revolving credit facilities described above.

  The Company is presently negotiating to increase the amount available under its revolving credit facilities, reduce the interest rates on such facilities and extend the maturity dates thereof; however, no such increase in availability, reduction in interest rates or extension of maturity will be necessary to finance the Offer. As of the date hereof, the Company has made no other plans with respect to the repayment or refinancing of the debt incurred in connection with the Offer.

  11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER.

  In August 1995, the Chairman of the Board of EastGroup received and signed on behalf of EastGroup a confidentiality agreement which included provisions restricting EastGroup's ability for a period of two years to acquire securities of the Company, make or participate in the solicitation of proxies with respect to the Company, make any offer or proposal with respect to the Company's securities or join with others to accomplish any of the above objectives (the "Standstill Agreement"). At that time, the Company had retained an investment banking firm to advise the Company with respect to its strategic alternatives and the Company was soliciting indications of interest regarding a possible business combination, acquisition or other similar transaction. After EastGroup signed the Standstill Agreement, EastGroup was provided with certain information with respect to the Company, its properties and its financial performance and prospects.

  In connection with the process in which the Company was engaged in 1995 and 1996, EastGroup conducted additional due diligence with respect to the Company and made a series of three preliminary proposals to merge with the Company. In early 1996, the Company's Board of Trustees determined that a business combination transaction was not in the best interests of the Company's shareholders at that time and the process in which EastGroup was participating was terminated.

  Despite the termination of this process, EastGroup remained interested in entering into a business combination transaction with the Company. Representatives of EastGroup from time to time contacted members of the Board of Trustees of the Company to discuss the possibility of such a business combination. Representatives of EastGroup attended the Company's annual meeting of shareholders in 1997. As noted above, however, EastGroup's ability to take any actions with respect to the Company were limited by the Standstill Agreement.

  In April 1997, EastGroup became aware that an individual named Alan Meredith had entered into an agreement to purchase 1,183,556 Preferred Shares from the Massachusetts Bay Transportation Authority Retirement Fund ("MBTA") for $7.675 per share. After a review of this agreement, EastGroup believed that the agreement could be terminated by MBTA if MBTA received an offer for its Preferred Shares that was higher than the price to be paid under the agreement. Representatives of EastGroup contacted representatives of the Company to request that EastGroup be released from the Standstill Agreement. After discussions between representatives of EastGroup and representatives of the Company and counsel to EastGroup and counsel to the Company, EastGroup was released from the Standstill Agreement for the sole purpose of contacting and negotiating with MBTA regarding the purchase of the Preferred Shares held by MBTA. EastGroup made proposals to MBTA pursuant to which EastGroup would purchase the Preferred Shares held by MBTA, in one instance for $7.86 per share and in one instance for $8.02 per share, but was not able to reach an agreement with MBTA with respect thereto. The agreement between MBTA and Mr. Meredith was amended and assigned to Turkey Vulture Fund XIII, Ltd. ("Turkey Vulture") which eventually purchased the MBTA Preferred Shares for $8.00 per share on June 3, 1997.

  EastGroup continued to request that it be released completely from the Standstill Agreement. On May 30, 1997, EastGroup was released from the Standstill Agreement for the sole purpose of contacting and negotiating with Massachusetts State Teachers' and Employees' Retirement Systems Trust ("Masters") regarding the purchase of the 1,560,754 Preferred Shares owned by Masters. Similarly, on June 2, 1997 EastGroup was released from the Standstill Agreement for the purpose of contacting and negotiating with the Chicago Truck Drivers, Helpers & Warehouse Workers Union (Independent) Pension Fund ("Chicago") regarding the purchase of the 521,164 Preferred Shares owned by Chicago. EastGroup had discussions with both Masters and Chicago with respect to their Preferred Shares. EastGroup also made proposals to Masters to purchase its Preferred Shares for $8.02 per share and $8.55 per share but was unable to reach agreement with Masters with respect to the purchase thereof.

  After Turkey Vulture's purchase of shares from the MBTA, a group of individuals, including Turkey Vulture's manager, began a proxy solicitation to elect five of their nominees to the Company's Board of Trustees. In connection with the vote at the Company's annual meeting, the Company invoked the excess share provisions of Section 6.5 of the Company's Bylaws (which prohibit any person, from owning, directly or indirectly, more than 9.8% of the outstanding Shares) to deny Turkey Vulture voting rights with respect to Preferred Shares owned in excess of the 9.8% limit. As a result of the limitation on voting rights, only one of their nominees was elected to the Board of Trustees.

  Litigation ensued between the Company and Turkey Vulture with respect to the Company's limitation on Turkey Vulture's voting, dividend and other rights with respect to the Preferred Shares Turkey Vulture owned in excess of the 9.8% limit. The Company had previously informed EastGroup that it was not presently aware of any basis to argue that EastGroup's ownership of more than 9.8% of the Shares would result in a violation of the Company's Bylaws, and that the Company had no present intention of asserting such a position with respect to

EastGroup. Counsel to EastGroup requested that EastGroup be released from the Standstill Agreement for purposes of inquiring whether Turkey Vulture would be interested in selling its Shares and counsel to the Company informed counsel to EastGroup that the Company would have no objection to EastGroup making such inquiry. A representative of EastGroup made an inquiry to a representative of Turkey Vulture to determine whether Turkey Vulture might be interested in selling the Preferred Shares owned by it to EastGroup. A meeting between a representative of EastGroup and a representative of Turkey Vulture took place in August 1997 and an agreement in principle was reached pursuant to which Turkey Vulture and certain affiliated parties would sell their Preferred Shares to EastGroup for $9.50 per share. These transactions were closed on August 27, 1997, and in a separate transaction the litigation between the Company and Turkey Vulture was settled.

  In its statement on Schedule 13D filed on August 27, 1997 with respect to the purchase of the Preferred Shares previously held by Turkey Vulture (the "Schedule 13D"), EastGroup indicated that it anticipated proposing to the Board of Trustees of the Company a negotiated business combination transaction between the Company and EastGroup in which EastGroup would be the surviving entity. EastGroup also indicated that it might pursue a tender offer or similar transaction involving the Company, but that it had not yet formulated a definitive proposal with respect to any possible business combination or offer. Shortly after the filing of the Schedule 13D, representatives of EastGroup contacted representatives of the Company and counsel to EastGroup contacted counsel to the Company to inform them that EastGroup was in the process of making a number of significant real estate acquisitions and planning financing for such acquisitions and that it would be several weeks before it would be possible for EastGroup to focus on its plans with respect to the Company.

  On November 14, 1997, the Company issued a press release indicating that it had implemented a Shareholder Rights Plan and that it had retained Prudential to advise it with respect to its strategic alternatives.

  On December 2, 1997 representatives of EastGroup met with representatives of the Company. At that meeting the EastGroup representatives reviewed the history of EastGroup's dealing with the issuer, including EastGroup's participation in the process instituted by the Company in 1995 and early 1996 in which EastGroup made the proposals outlined above. The EastGroup representatives stated EastGroup's desire to promptly enter into negotiations with the Company with respect to a business combination transaction between EastGroup and the Company. The representatives of the Company indicated to EastGroup that the Company was in the process of evaluating the Company's strategic alternatives and that the Company had retained Prudential to help the Company in such evaluation. The EastGroup representatives informed the Company representatives that EastGroup believed that a merger between EastGroup and the Company was in the best interest of all parties, and that it was EastGroup's present intention to oppose and vote its Preferred Shares against any strategic alternative of the Company that would delay or frustrate such transaction. Further, in light of EastGroup's position and EastGroup's significant holdings in the Company, the EastGroup representatives indicated their view that is was impractical and not necessary for the Company to explore such strategic alternatives. At the December 2, 1997 meeting (and on several occasions subsequent thereto), representatives of the Company requested that EastGroup sign a confidentiality agreement containing a limited standstill provision with respect to receiving non-public information of the Company. EastGroup reiterated its desire to promptly enter into negotiations with the Company with respect to a business combination transaction. Representatives of the Company at the meeting indicated that they would discuss EastGroup's proposal with the Board of Trustees of the Company at a regularly scheduled meeting later in December.

  In mid-December, counsel to the Company informed counsel to EastGroup that the Company would be interested in holding discussions with EastGroup with respect to a negotiated business combination transaction, but that the Company would not be in a position to commence such discussions until mid-January. Counsel to EastGroup indicated that EastGroup would prefer to start such negotiations at an earlier date, but offered the Company the opportunity to perform a due diligence investigation with respect to EastGroup prior to the beginning of discussions with respect to a business combination transaction. On January 8, 1998 representatives of the Company and Prudential visited EastGroup's offices in Jackson, Mississippi to perform a preliminary due diligence investigation with respect to EastGroup's business, assets and prospects. In connection with this investigation, the Company executed a confidentiality agreement with respect to the receipt of non-public information from EastGroup.

  Representatives of the Company were scheduled to meet with representatives of EastGroup to discuss a negotiated business combination transaction during the week of January 12, 1998. It became apparent, however, that the Company, although willing to hold discussions and negotiations with EastGroup, did not believe it would be in a position to make a final decision with respect to such a proposed transaction at that time. Accordingly, the meeting never took place. The Company again encouraged EastGroup to execute a confidentiality agreement with a limited standstill provision and to receive the Company's non-public information so that EastGroup could remove as many contingencies as possible from any proposal that EastGroup might make with respect to a business combination transaction with the Company.

  EastGroup did not want to execute a confidentiality agreement because of the limitations it would put on EastGroup's ability to deal with the Company and EastGroup's investment in Preferred Shares. After careful consideration, management of EastGroup decided to recommend to EastGroup's Board of Directors that EastGroup make a proposal to merge with the Company. At a meeting on January 16, 1998, EastGroup's Board of Directors approved the making of such an offer. Shortly after the Board of Directors meeting, EastGroup sent the following letter to the Company (the "Offer to Merge") and disclosed the Offer to Merge in an amendment to its Schedule 13D:

                          "[Letterhead of EastGroup]

Meridian Point Realty Trust VIII Co. 655 Montgomery Street, Suite 800 San Francisco, California 94111

      Re: Meridian Point Realty Trust VIII Co.

Ladies and Gentlemen:

  This letter will serve as an offer by EastGroup Properties, Inc. ("EastGroup") to engage in a transaction (the "Merger") in which Meridian Point Realty Trust VIII Co. ("Meridian VIII") would be merged with and into a wholly-owned subsidiary of EastGroup ("Sub"). In the Merger, each share of preferred stock of Meridian VIII (the "Preferred Shares") will be converted into EastGroup shares with a value of $9.75 and each share of common stock of Meridian VIII (the "Common Shares") will be converted into EastGroup shares with a value of $6.75. Meridian VIII shareholders will have the option to exchange their Preferred Shares or Common Shares for $9.75 and $6.75 in cash, respectively, provided that the total number of Preferred Shares and Common Shares surrendered for cash, including shares surrendered pursuant to the exercise of dissenters' rights, may not exceed 30% of all issued and outstanding Preferred Shares (excluding Preferred Shares currently held by EastGroup) and 30% of all issued and outstanding Common Shares.

  Our offer is not subject to any financing or due diligence contingencies and is subject only to the preparation and negotiation of a definitive merger agreement and the approval of such agreement by EastGroup's Board of Directors. We believe that our offer represents an extremely attractive opportunity for your shareholders and intend to complete the Merger with a minimum of delay. We are prepared to begin immediately negotiating a definitive agreement containing mutually agreeable terms and conditions for the Merger on the financial terms specified above.

  Simultaneously with the delivery of this letter, we are filing an amendment to our statement on Schedule 13D. We will advise the New York Stock Exchange and the American Stock Exchange of this proposal prior to the opening of business on January 20, 1998.

  Our objective is to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized and the best interests of all of your shareholders can be served. We encourage you to consider our offer as a basis for, and not an obstacle to, meaningful discussions between us, and we invite you to confirm your willingness to enter discussions promptly for the benefit of your shareholders.

  Since this matter is of the utmost importance, we feel compelled to ask for a response to our proposal from your Board of Trustees no later than 12:00 noon, Central Standard Time on Friday, January 30, 1998, after which time our proposal will expire unless extended in writing.

  We are available to discuss these important matters with you at any time. This matter has the highest priority for all of us at EastGroup and we look forward to hearing from you promptly.

                                          Very truly yours,
                                          EastGroup Properties, Inc.

                                          /s/ Leland R. Speed
                                          Leland R. Speed
                                          Chairman"

  On January 20, 1998, the Company issued a press release in response to the Offer to Merge that read, in relevant part, as follows:

  "Jan. 20, 1998--Meridian Point Realty Trust VIII Co. (AMEX:MPH and MPHPR) today acknowledged that on January 16, 1998, it had received an Offer to Merge from EastGroup Properties Inc. In the Merger Offer, each share of preferred stock of Meridian would be converted into EastGroup shares with a value of $9.75, and each share of common stock of Meridian VIII would be converted into EastGroup shares with a value of $6.75. Meridian VIII shareholders would have the option to exchange their Preferred Shares or Common Shares for $9.75 and $6.75 in cash, respectively, provided that the total number of Preferred Shares and Common Shares surrendered for cash, including shares surrendered pursuant to the exercise of dissenters' rights, would not exceed 30 percent of all issued and outstanding Preferred Shares (excluding Preferred Shares currently held by EastGroup) and 30 percent of all issued and outstanding Common Shares. On January 8, 1998, the Company entered into a Standstill and Confidentiality Agreement with EastGroup and began the process of reviewing certain financial and other confidential information regarding EastGroup in order to evaluate any information necessary to evaluate the EastGroup Offer to Merge. Furthermore, EastGroup has refused a request from the Company that it execute a Confidentiality and Standstill Agreement. The Company intends to review the EastGroup Offer to Merge with its financial advisor, Prudential Securities Inc., which has previously been retained to assist the Company in evaluating its strategic options. The Company anticipates providing a response to the EastGroup Offer to Merge on or before January 30, 1998. In the meantime, the Company will continue to review all of its strategic options with the assistance of Prudential Securities Inc."

  After the issuance of the press release, conversations occurred between representatives of EastGroup and representatives of the Company, representatives of PaineWebber, financial advisor to EastGroup, and representatives of Prudential, and counsel to EastGroup and counsel to the Company. Counsel to EastGroup sent counsel to the Company a draft of a proposed Agreement and Plan of Merger pursuant to which the Offer to Merge would be effected.

  On January 29, 1998, the Company sent the following letter to EastGroup and the Chief Executive Officer of the Company telephoned the Chairman of EastGroup to inform EastGroup of the letter's contents:

                         "[Letterhead of the Company]

Leland R. Speed
Chairman
EASTGROUP PROPERTIES
300 One Jackson Place
188 East Capitol Street
Jackson, MS 39201-2195

      RE: EastGroup Offer to Merge

Dear Mr. Speed:

  Thank you for you letter of January 16, 1998 and the Offer to Merge contained therein. The Board of Directors of Meridian Point Realty Trust VIII Co. (the "Company") has reviewed the Offer and the proposed Agreement and Plan of Merger recently forwarded by your attorney. We very much appreciate your continuing interest in the Company.

  The Company is not prepared to accept your offer at this time, but is willing to meet and discuss the specifics of the offer at your earliest convenience. In general, we have reason to believe the value of the Company is in excess of your offer. In addition, the cash component of your offer may be problematic for the Company's shareholders, particularly in view of the absence of proposed board representation. In addition, the price protection mechanisms are inadequate, although they can likely be resolved through discussion. Finally, there are certain due diligence contingencies in your proposed Agreement that are not acceptable. In that regard, we believe a complete due diligence review would allow you to remove those contingencies from the proposed Agreement.

  The Company repeats its request that EastGroup execute a limited Confidentiality and Standstill Agreement so that you might obtain the benefit of more complete information regarding the Company, including the relevant economics of the proposed transaction.

  We look forward to meeting with you or your representatives as soon as possible in order to continue our discussions.

                                          Very truly yours,

                                          /s/ Robert H. Gidel
                                          Robert H. Gidel
                                          Chief Executive Officer"

  The Company also released a press release on January 29, 1998 that read, in relevant part, as follows:

  "Jan. 29, 1998--Meridian Point Realty Trust VIII Co. (AMEX:MPH) (AMEX:MPHPR) today announced that it is not in a position to accept the merger offer of EastGroup Properties at this time. As part of the company's review of its strategic alternatives, the company has received favorable indications of interest from several other potential investors. As a result, the company intends to continue to review its strategic alternatives at this time, including alternatives that may exist with EastGroup Properties and those with other potential investors."

  On January 30, 1998, a representative of PaineWebber had discussions with a representative of Prudential. During these discussions, the PaineWebber representative indicated that he believed EastGroup might be willing to increase the amount of its offer and the cash portion of the consideration to be paid to the Company's shareholders. The PaineWebber representative gave the Prudential representative a range of what he thought EastGroup might be prepared to offer to the Company's shareholders. The Prudential representative indicated that he believed that if EastGroup could make a proposal in the dollar range of the proposal outlined by the PaineWebber representative, he thought that there could be a basis for an agreement.

  During the period from January 30, 1998 through February 18, 1998, discussions continued between and among representatives of EastGroup and PaineWebber and counsel to EastGroup and representatives of the Company and Prudential and counsel to the Company. These discussions included the amount and kind of consideration to be paid to holders of Common Shares and Preferred Shares, the conditions of a proposed Agreement and Plan of Merger, and whether EastGroup would execute a confidentiality agreement with respect to the receipt of non-public information. On February 10, 1998, EastGroup did execute a limited confidentiality agreement with no standstill provision and was given access to certain of the Company's non-public information (mostly relating to the structural and environmental conditions of the Company's properties) on February 10 and 11, 1998. On February 13, 1998, the EastGroup Board of Directors met and authorized the management of EastGroup to propose to the Company a business combination transaction in which EastGroup would pay $8.00 for each Common Share and $10.00 for each Preferred Share in cash. On February 17, 1998, representatives of Prudential contacted representatives of PaineWebber and indicated that the Company had received a proposal from a third party pursuant to which holders of Common Shares would receive more than $8.00 per Common Share. After consideration, EastGroup determined to increase its proposal so that EastGroup would pay $8.50 for each Common Share. The Board of Directors of EastGroup approved the Merger Agreement on February 17, 1998 and the Board of Trustees of the Company approved it on February 17, 1998.

  Other Transactions Between EastGroup and the Company. In June 1997, in an arms-length transaction unrelated to the Offer or the Merger, EastGroup purchased a 67,275 square foot industrial property in Richland, Mississippi from the Company for $3,050,000. EastGroup became interested in the purchase of this property from the Company because EastGroup already owned another industrial property in the same business park.

  12. PURPOSE OF THE OFFER; SHORT FORM MERGER; PLANS FOR THE COMPANY; DISSENTERS' RIGHTS; GOING PRIVATE TRANSACTIONS.

  Purpose of the Offer. The purpose of the Offer is for the Purchaser to acquire control of, and a majority equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders to EastGroup and to provide shareholders with cash for all of their Shares.

  Under the GBCL and the Company's Charter, the approval of the Board of Trustees of the Company and the affirmative vote of two-thirds of the total number of outstanding shares of capital stock of the Company entitled to vote on a merger are required to approve and adopt the Merger Agreement and the Merger. The Board of Trustees of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the GBCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of two-thirds of the outstanding Shares. If the Minimum Condition is satisfied, EastGroup will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other shareholder.

  The Merger Agreement provides that, if approval of the Merger by the shareholders of the Company is required by law, the Company will, as soon as possible following payment for Shares in the Offer, duly call and hold a meeting of shareholders for the purpose of obtaining shareholder approval of the Merger, and the Company, through its Board of Trustees, will recommend to shareholders that such approval be given.

  Short Form Merger. Under the GBCL, if EastGroup beneficially owns at least 90% of the outstanding Common Shares and 90% of the outstanding Preferred Shares, the Merger could be effected without the action of any shareholder other than EastGroup. The Merger Agreement provides that if the Purchaser acquires at least 90% of the outstanding Common Shares and 90% of the outstanding Preferred Shares, EastGroup, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 351.447 of the GBCL. If the Purchaser does not acquire at least 90% of the outstanding Common Shares and 90% of the outstanding Preferred Shares, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's shareholders would be required under the GBCL.

  Plans for the Company. EastGroup will integrate the operations of the Company with the operations of EastGroup after the Merger. The Company's present trustees and officers will no longer serve in such positions and the business and assets of the Company will be managed by the officers and directors of EastGroup. Except as described in this Offer to Purchase, neither EastGroup nor the Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the Company's Board of Trustees or management; (iv) any material change in the Company's capitalization or dividend policy; (v) any other material change in the Company's corporate structure or business; (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

  Dissenters' Rights. No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, shareholders of the Company may have certain rights under the GBCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) to be required to be paid in cash to such dissenting holders for their Shares. In determining the fair value of the Shares, a Missouri court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer and the Merger.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser or EastGroup seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of such transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of such transaction.

  13. THE MERGER AGREEMENT.

  The Merger Agreement. The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1 referred to in Section 18, is qualified in its entirety by reference to the text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase shall have the meanings set forth in the Merger Agreement.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) reduce the number of Common Shares and Preferred Shares to be purchased in the Offer; (ii) reduce the Common Share Offer Price or the Preferred Share Offer Price, except as otherwise provided in the Merger Agreement; (iii) modify or add to the conditions of the Offer in any manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Common Shares or Preferred Shares; (iv) except as provided in the Merger Agreement, extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) amend any other term of the Offer in a manner that the Board of Trustees of the Company, in the exercise of its fiduciary obligations, determines to be adverse to the holders of Common Shares and Preferred Shares. The Merger Agreement provides that, notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the Expiration Date for a period not to exceed 20 business days, if at the Expiration Date any of the conditions to the Purchaser's obligation to accept for payment, and pay for, Common Shares and Preferred Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer.

  The Merger. The Merger Agreement provides that, following the consummation of the Offer and subject to the terms and conditions thereof, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the Surviving Corporation and a wholly-owned subsidiary of EastGroup.

  The respective obligations of EastGroup and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (i) the Merger Agreement shall have been approved by the requisite vote of the shareholders, if required by applicable law, in order to consummate the Merger; (ii) no temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body which prohibits the consummation of the transactions contemplated by the Merger Agreement shall have been issued; provided, however, that the Purchaser, EastGroup and the Company shall have used all reasonable efforts to have such order or injunction vacated or reversed; and (iii) if applicable, the waiting period under the HSR Act shall have expired or shall have been terminated.

  At the Effective Time of the Merger, each Preferred Share issued and outstanding (other than Dissenting Shares representing Preferred Shares and those Preferred Shares held by the Company, any subsidiary of the Company, EastGroup or the Purchaser which are to be canceled pursuant to the Merger Agreement) shall be converted into the right to receive in cash, without interest, the price per Preferred Share paid pursuant to the Offer (the "Preferred Merger Price").

  At the Effective Time of the Merger, each Common Share issued and outstanding (other than Dissenting Shares representing Common Shares and those Common Shares held by the Company, any subsidiary of the Company, EastGroup or the Purchaser which are to be canceled pursuant to the Merger Agreement) shall be converted into the right to receive in cash, without interest, the price per Common Share paid pursuant to the Offer (the "Common Merger Price").

  Also as of the Effective Time, each issued and outstanding share of the capital stock of the Purchaser shall be converted into and become one fully paid and nonassessable common share, $0.001 par value per share, of the Surviving Corporation.

  The Company's Board of Trustees. The Merger Agreement provides that promptly upon the purchase by the Purchaser or EastGroup of Preferred Shares and Common Shares pursuant to the Offer, EastGroup shall be entitled to designate three persons to serve as trustees on the Company's Board of Trustees, subject to compliance with Section 14(f) of the Exchange Act, if applicable. At such time, if requested by EastGroup, the

Company will also cause each committee of the Board of Trustees of the Company to include persons designated by EastGroup constituting the same percentage of each such committee as EastGroup's designees are of the Board of Trustees of the Company. The Company shall, upon request by EastGroup, promptly exercise reasonable best efforts to secure the resignations of such number of trustees as is necessary to enable EastGroup's designees to be elected to the Board of Trustees of the Company in accordance with the terms of the Merger Agreement and to cause EastGroup's designees so to be elected. In no event shall the Company expand the Board of Trustees so that the total number of trustees shall exceed seven persons. The Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 mailed to shareholders promptly after the commencement of the Offer (or in an amendment thereof or the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") if EastGroup has not theretofore designated trustees) such information with respect to the Company and its officers and trustees as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the Merger Agreement.

  Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, at EastGroup's request, duly call, give notice of, convene and hold a meeting of its shareholders if such meeting is required by applicable law for the purpose of approving the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides that the Company will, at EastGroup's request, prepare and file with the Commission and, when cleared by the Commission, will mail to shareholders, a proxy statement with respect to the Company's shareholders' meeting to vote upon the Merger Agreement and Merger transactions, or the Information Statement, as appropriate, satisfying all requirements of the Exchange Act.

  If the Purchaser acquires at least 3,186,354 Shares as a result of the Offer, EastGroup will beneficially own two-thirds of the outstanding Shares. In such event, EastGroup would have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

  The Merger Agreement provides that in the event that the Purchaser acquires at least 90% of the Common Shares outstanding and 90% of the Preferred Shares outstanding, pursuant to the Offer or otherwise, EastGroup, the Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with the GBCL. For a discussion of certain terms of the Merger Agreement that increase the likelihood that the Purchaser could acquire at least 90% of the outstanding Common Shares and 90% of the outstanding Preferred Shares, see the discussion of the Contingent Options in the immediately following paragraph.

  Contingent Options of the Purchaser. Pursuant to the Merger Agreement, the Company has granted the Purchaser irrevocable options (the "Contingent Options") to (i) purchase for a price of $8.50 per Common Share (the "Per Common Share Price") in cash a number of Common Shares (the "Optioned Common Shares") equal to the Applicable Common Share Amount (as defined below) and
(ii) purchase for a price of $10.00 per Preferred Share (the "Per Preferred Share Price") in cash a number of Preferred Shares (the "Optioned Preferred Shares") equal to the Applicable Preferred Share Amount (as defined below). The "Applicable Common Share Amount" is the number of Common Shares which, when added to the number of Common Shares owned by EastGroup and the Purchaser immediately prior to the exercise of the option, would result in the Purchaser owning immediately after the exercise of the option 90% of the then outstanding Common Shares. The "Applicable Preferred Share Amount" is the number of Preferred Shares owned by EastGroup and the Purchaser which, when added to the number of Preferred Shares owned by EastGroup and the Purchaser immediately prior to the exercise of the option, would result in the Purchaser owning immediately after the exercise of the option 90% of the then outstanding Preferred Shares. The Purchaser may exercise the Contingent Options only if at the time of exercise, it (i) shall have accepted Common Shares or Preferred Shares, as appropriate, for payment pursuant to the Offer; and (ii) the Minimum Condition has been satisfied.

  Interim Operations; Covenants. Prior to the Effective Time, except as specifically permitted by the Merger Agreement, unless the other party has consented in writing thereto, EastGroup and the Company (i) shall use their reasonable best efforts, and shall cause each of their respective subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees; (ii) shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to the Merger Agreement, any proposals to engage in material transactions; (iii) shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or in the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and (iv) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement.

  Pursuant to the Merger Agreement, the Company has agreed that, unless agreed to by EastGroup, after the date of the Merger Agreement and prior to the Effective Time, the Company (i) shall conduct, and it shall cause the Company subsidiaries to conduct, its or their operations according to their usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement; (ii) shall not, and shall cause each Company subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, any other type of real estate projects except for the transactions contemplated in the Disclosure Schedule; (iii) shall not amend the Charter or the Bylaws of the Company, and shall cause each Company subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents except as contemplated by the Merger Agreement; (iv) shall not (a) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (b) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock,
(c) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or trustees, or (d) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans; (v) shall not, and shall not permit any of the Company subsidiaries to, except in accordance with and as permitted under the Merger Agreement, sell, lease or otherwise dispose of (A) any Company Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Company subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate; (vi) shall not, and shall not permit any of the Company subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person; (vii) shall not, and shall not permit any of the Company subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Public Reports or incurred in the ordinary course of business consistent with past practice; (viii) shall not, and shall not permit any of the Company subsidiaries to, enter into any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $50,000 other than Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; (ix) shall not, and shall not permit any of the Company subsidiaries to, enter into any Commitment with any officer, trustee, director, consultant or affiliate of the Company or any of the Company subsidiaries; and (x) shall use its best efforts to assist the Purchaser in making contact with the financial institutions that are lenders to the Company for the purpose of obtaining any necessary consents.

  In addition, the Company shall not, without the written consent of EastGroup, which consent may not be unreasonably withheld, (i) effect any material change in any lease or occupancy agreement currently in effect which affects the Company Properties (together with such additional leases approved or permitted pursuant to the Merger Agreement, the "Leases"); (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease; or (iii) enter into any new Lease or cancel or terminate any Lease. Notwithstanding anything in the Merger Agreement to the contrary, the Company may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without EastGroup's consent upon the occurrence of a default by the tenant under said Lease.

  No Solicitation. The Merger Agreement provides that unless and until the Merger Agreement shall have been terminated in accordance with its terms, the Company agrees and covenants that (i) neither it nor any Company subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, trustees, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Company subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase, sale, lease, issuance or other disposition (except as permitted under the Merger Agreement) of (a) 10% or more of the assets; (b) any equity securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power; (c) partnership interests; or (d) any transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the equity securities, of the Company or any Company subsidiary, other than the transactions contemplated by the Merger Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (ii) the Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in the Merger Agreement; and (iii) the Company will notify EastGroup immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company and such notification will include the specific details with respect to any such inquiries, proposals, requests, negotiations or discussions.

  Notwithstanding anything set forth in the Merger Agreement to the contrary
(i) the Board of Trustees of the Company may furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, the Board of Trustees of the Company, after consultation with and based upon the advice of Preuss Walker & Shanagher, LLP or another nationally recognized law firm selected by the Board of Trustees of the Company, determines in good faith that such action is required for the Board of Trustees to comply with its fiduciary duties to shareholders under applicable law, provided that prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to EastGroup to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and the Company keeps EastGroup regularly informed of the status of any such discussions or negotiations; and (ii) the Board of Trustees of the Company may, to the extent applicable, comply with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

  Indemnification and Insurance. The Merger Agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, trustee, officer, employee, fiduciary or agent of the Company or any of its subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he, she or it is or was a director, trustee, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) the Merger Agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, the parties to the Merger Agreement agreed to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company shall indemnify and hold harmless, and after the Effective Time EastGroup shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) the Company, and EastGroup after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law; (ii) the Indemnified Parties may retain counsel satisfactory to them, and the Company, and EastGroup after the Effective Time, shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received; and (iii) the Company and EastGroup will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, that neither the Company nor EastGroup shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that EastGroup shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, EastGroup, thereof, provided that the failure to so notify shall not affect the obligations of the Company or EastGroup except to the extent such failure to notify materially prejudices such party.

  EastGroup agreed that all rights to indemnification existing in favor, and all limitations on the personal liability, of the Indemnified Parties provided for in the Company's Charter or the Company's Bylaws or the charter or bylaws or similar organizational documents of any of its subsidiaries as in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the disposition of such Claim. At or prior to the Effective Time, EastGroup shall purchase directors' and officers' liability insurance coverage for the Company's trustees and officers in a form acceptable to the Company which shall provide such trustees and officers with $10,000,000 of aggregate coverage for three years following the Effective Time and which shall have a retention of no more than $250,000. EastGroup may satisfy these obligations under the Merger Agreement by maintaining in force the Company's present directors' and officers' liability insurance coverage.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made representations and warranties to EastGroup and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, employee benefit plans, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, brokers' fees and other matters.

  Termination; Fees. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company:

    (i) by mutual consent of the Board of Directors of EastGroup and the Board of Trustees of the Company;

    (ii) by either EastGroup or the Company if the Merger shall not have been consummated on or before August 31, 1998 (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under the Merger Agreement);

    (iii) by the Company if any of the conditions precedent specified in the Merger Agreement have not been met or waived by the Company at such time as such condition is no longer capable of satisfaction as long as the Company is not in breach of the Merger Agreement;

    (iv) by EastGroup or the Purchaser if (a) any of the conditions precedent specified in the Merger Agreement have not been met or waived by EastGroup at such time as such condition is no longer capable of satisfaction or (b) there shall not have been a sufficient number of Common Shares and Preferred Shares tendered pursuant to the Offer in order to satisfy the Minimum Condition on or before April 30, 1998, as long as EastGroup is not in breach of the Merger Agreement;

    (v) by EastGroup or the Purchaser if either EastGroup or the Purchaser is entitled to terminate the Offer as a result of the occurrence of (a) the Board of Trustees of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to EastGroup or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or (b) the Company shall have entered into any agreement with respect to any Acquisition Proposal in accordance with the Merger Agreement;

    (vi) by the Company, if the Board of Trustees of the Company recommends to the Company's shareholders approval or acceptance of an Acquisition Proposal in accordance with the Merger Agreement; and

    (vii) by the Company, if either EastGroup or the Purchaser is in material breach of its obligations under the Merger Agreement and such material breach shall not have been cured by EastGroup or the Purchaser within five days after EastGroup or the Purchaser receives notice thereof.

  If (A) EastGroup terminates the Merger Agreement pursuant to section (v) above, or pursuant to (ii) above as a result of a willful breach by the Company; or

   (B) the Company terminates the Merger Agreement pursuant to section (vi) above; or

   (C) during the pendency of the Offer a third party announces or proposes an Acquisition Proposal and EastGroup terminates the Merger Agreement under
(iv)(b) above and the Company thereafter consummates or enters into an agreement to consummate an Acquisition Proposal (with such third party or otherwise) within the one year period after such termination of the Merger Agreement;

  then the Company shall pay to EastGroup an amount (the "Termination Amount") in cash equal to the sum of (i) $2,500,000, plus (ii) EastGroup's reasonable out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated hereby, evidenced by documentation reasonably acceptable to the Company, in accordance with the provisions of the Merger Agreement.

  In the event that (i) EastGroup or the Purchaser are in material breach of the Merger Agreement and the Offer or the Merger are not consummated; or (ii) the Company terminates the Merger Agreement under (vii) above, EastGroup shall pay to the Company an amount in cash equal to $2,500,000 (the "Damage Amount"). The parties to the Merger Agreement agreed that in the event EastGroup or the Purchaser breaches the Merger Agreement, actual damages would be difficult to determine and that the Damage Amount is a liquidated damage payment in lieu of such actual damages. Payment of the Damage Amount shall be the Company's sole and exclusive remedy for any material breach of the Merger Agreement by EastGroup or the Purchaser; provided, however, that the Company may elect to seek the remedies described in the next paragraph in which case the Company's sole and exclusive remedy for any material breach of the Merger Agreement will be as described below and the Company will waive any and all rights to collection of the Damage Amount.

  The parties to the Merger Agreement agreed that irreparable damage could occur to the Company in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties therefore agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction; provided, however, that in the event the Company elects to collect or attempt to collect the Damage Amount from EastGroup or the Purchaser, payment of the Damage Amount shall be the Company's sole and exclusive remedy for any material breach of the Merger Agreement by EastGroup or the Purchaser.

  Funding. EastGroup has agreed, subject to the terms and conditions of the Offer, to provide or cause to be provided to the Purchaser on a timely basis the funds necessary to accept for payment, and pay for, Common Shares and Preferred Shares that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

  14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that without the prior written consent of EastGroup, which consent may be withheld for any reason, between the date of the Merger Agreement and the Effective Time, the Company shall not declare, set aside or pay any dividends or distributions whether in cash or property. Notwithstanding anything to the contrary set forth in the Merger Agreement, nothing in the Merger Agreement shall prohibit the Company or any Company subsidiary from taking any action at any time or from time to time that in the reasonable judgment of the Company is necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time including making dividend or distribution payments to shareholders; provided, however, that no dividends or distributions required to avoid the excise tax on undistributed REIT income under Section 4981 of the Code shall be deemed to be necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code. In addition, the Company may declare, set aside and pay distributions to its shareholders (i) in an amount not to exceed $0.08 per Common Share and $0.08 per Preferred Share per calendar quarter which distributions will have record dates and payment dates substantially similar to such dates in 1997; or
(ii) as required by the Company's Charter. To the extent any dividends or distributions in excess of $0.08 per Common Share and $0.08 per Preferred Share per quarter are paid, the Common Share Offer Price, the Preferred Share Offer Price, the Common Merger Price and the Preferred Merger Price shall be reduced by the cumulative per share amount of such excess.

  Prior to the Effective Time, unless EastGroup has consented to the contrary, the Company shall take any such actions as may be necessary to maintain the Company's status as a REIT for any period or portions thereof ending on or prior to the Effective Time. Following the Effective Time, EastGroup shall use its best efforts to take any such actions as may be necessary to maintain the Company's status as a REIT for any period or portion thereof ending on or prior to the Effective Time.

  In addition, prior to the Effective Time, unless EastGroup has consented, the Company shall not (i) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction or (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock.

  In the event of any change in the number of outstanding Common Shares or Preferred Shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting EastGroup's rights hereunder, the number of Optioned Common Shares or the number of Optioned Preferred Shares and the Per Common Share Price or the Per Preferred Share Price, respectively, shall be adjusted appropriately so as to restore EastGroup to its rights hereunder with respect to such option; provided, however, that nothing in this paragraph shall be construed as permitting the Company to take any action or enter into any transaction prohibited by the Merger Agreement.

  15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Common Shares or Preferred Shares after the termination or withdrawal of the Offer), to pay for any Common Shares or Preferred Shares tendered pursuant to the Offer unless,
(i) there
shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Common Shares and Preferred Shares that, when added to Preferred Shares beneficially owned by EastGroup on the date of the Merger Agreement, will constitute two-thirds of the total number of shares of the capital stock of the Company entitled to vote on a merger under the Company's Charter and the GBCL (the "Minimum Condition"); and (ii) any waiting period under the HSR Act applicable to the purchase of Common Shares and Preferred Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Common Shares and Preferred Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exist (other than as a result of any action or inaction of EastGroup or any of its subsidiaries which constitutes a breach of the Merger Agreement):

    (i) there shall be threatened or pending by any governmental entity any suit, action or proceeding, (a) challenging the acquisition by EastGroup or the Purchaser of any Common Shares or Preferred Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, EastGroup or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole; (b) seeking to prohibit or limit the ownership or operation by the Company, EastGroup or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or EastGroup and its subsidiaries, taken as a whole, or to compel the Company or EastGroup to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or EastGroup and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement; (c) seeking to impose material limitations on the ability of EastGroup or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Common Shares or Preferred Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote such Common Shares and Preferred Shares on all matters properly presented to the shareholders of the Company; (d) seeking to prohibit EastGroup or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole; or (e) which otherwise is reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole;

    (ii) there shall be any statute, rules, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (a) through (e) of paragraph (i) above;

    (iii) (a) the Board of Trustees of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to EastGroup or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or (b) the Company shall have entered into any agreement with respect to any Acquisition Proposal in accordance with the Merger Agreement;

    (iv) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (b) any extraordinary or material adverse change in the financial market or major stock exchange indices in the United States; (c) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor;
  (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (e) any limitation (whether or not mandatory) by any governmental entity on, or other event that might materially affect, the extension of credit by banks or other lending institutions; or (f) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (v) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Merger Agreement and as of the scheduled Expiration Date of the Offer;

    (vi) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (vii) the Merger Agreement shall have been terminated in accordance with its terms.

  The foregoing conditions are for the sole benefit of EastGroup and the Purchaser and may, subject to the terms of the Merger Agreement, be waived by EastGroup and the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by EastGroup or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  16. CERTAIN LEGAL MATTERS.

  General. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither EastGroup nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

  State Takeover Laws. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. The Company is incorporated under the laws of the State of Missouri. In general, Section
351.459 of the GBCL ("Section 459") prevents an "interested shareholder" (including a person who is the beneficial owner, directly or indirectly, of 20% or more of a "resident domestic corporation's" outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Missouri corporation for a period of five years following the date such person became an interested shareholder. The Company is not a "resident domestic corporation" for purposes of Section 459 and therefor Section 459 does not apply to this transaction.

  Neither EastGroup nor the Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, neither EastGroup nor the Purchaser has presently sought to comply with any state takeover statute or regulation. EastGroup and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, EastGroup or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. EastGroup and the Purchaser believe that the Purchaser may acquire Shares pursuant to the Offer and the Merger may be consummated without notification being given or certain information being furnished to the FTC or the Antitrust Division pursuant to the HSR Act, and that no waiting period requirements under the HSR Act are applicable to the Merger. However, there can be no assurance that the consummation of the Merger will not be delayed by reason of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of EastGroup, the Purchaser or the Company. At any time before or after the Effective Time, any state could take such action under its own antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of the Company or assets of EastGroup, the Purchaser or the Company by EastGroup or the Purchaser. Private parties may also seek to take legal action under antitrust laws under certain circumstances. See Section 15.

  17. FEES AND EXPENSES. EastGroup and PaineWebber have entered into an engagement letter (the "Engagement Letter"), pursuant to which PaineWebber has agreed to act as financial advisor to EastGroup in connection with the proposed acquisition transaction with the Company. EastGroup and the Purchaser have also retained PaineWebber as the exclusive dealer manager in connection with the Offer and EastGroup, the Purchaser and PaineWebber have entered into a separate dealer manager agreement (the "Dealer Manager Agreement"). The Dealer Manager Agreement has been filed as an exhibit to the Schedule 14D-1 described below.

  Pursuant to the Engagement Letter, EastGroup has agreed to pay PaineWebber a transaction fee of $875,000, payable promptly in cash upon the closing of an acquisition transaction (as defined in the Engagement Letter), including the Offer. In the event that an acquisition transaction is not consummated under certain circumstances, PaineWebber will be entitled to 50% of the transaction fee.

  In addition to any fees payable to PaineWebber, EastGroup will reimburse PaineWebber, upon request made from time to time, for all of its out-of-pocket expenses incurred in connection with the engagement of PaineWebber, including the fees, disbursements and other charges of its legal counsel, which expenses shall not exceed an aggregate of $75,000, without the prior consent of EastGroup. EastGroup and the Purchaser have agreed to indemnify PaineWebber against certain liabilities in connection with PaineWebber's engagement, including certain liabilities under the federal securities laws. PaineWebber has from time to time, and continues to, render various investment banking and financial advisory services to EastGroup, for which PaineWebber is paid customary fees.

  The Purchaser has retained Beacon Hill Partners, Inc. to act as the Information Agent and Harris Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive $5,000 and $10,000, respectively, for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and EastGroup have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Neither EastGroup nor the Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

  18. MISCELLANEOUS. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, Blue Sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of EastGroup, the Purchaser or the Company not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  EastGroup and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          EASTGROUP-MERIDIAN, INC.

February 23, 1998

                                    ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF EASTGROUP PROPERTIES, INC.

  The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of EastGroup Properties, Inc. ("EastGroup"). Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                           PRESENT PRINCIPAL OCCUPATION
                                                            OR EMPLOYMENT AND FIVE-YEAR
 NAME AND POSITION HELD     CURRENT BUSINESS ADDRESS            EMPLOYMENT HISTORY
 ----------------------     ------------------------       ----------------------------
 Alexander G. Anagnos....   122 East 42nd Street,            Financial Advisor with
  Director                  24th Floor                       W.R. Family
                            New York, New York 10168         Associates.
 H.C. Bailey, Jr.........   P.O. Box 22704                   President of H.C. Bailey
  Director                  Jackson, Mississippi 39225       Company (real estate
                                                             development and
                                                             investment).
 Harold B. Judell........   One Canal Place, Suite 2600      Senior partner in the
  Director                  365 Canal Street                 law firm of Foley &
                            New Orleans, Louisiana 70130     Judell (municipal bond
                                                             attorneys); Vice
                                                             President and Treasurer
                                                             of Dauphine Orleans
                                                             Hotel Corp.
 John N. Palmer..........   P.O. Box 2469                    Chairman of Mobile
  Director                  Jackson, Mississippi 39225       Telecommunications
                                                             Technologies Corp.
 David M. Osnos..........   1050 Connecticut Avenue, N.W.    Partner in the law firm
  Director                  Washington, D.C. 20036           of Arent, Fox,
                                                             Kintner, Plotkin & Kahn.
 Leland R. Speed.........   300 One Jackson Place            Chairman of the Board of
  Director and Chairman     188 East Capitol Street          EastGroup and Parkway
  of the Board              Jackson, Mississippi 39201       Properties, Inc.
                                                             ("Parkway"); Chief
                                                             Executive Officer of
                                                             EastGroup and Parkway
                                                             until 1997; Chief
                                                             Executive Officer of LNH
                                                             REIT, Inc. ("LNH") until
                                                             1996; Chief Executive
                                                             Officer of Eastover
                                                             Corporation
                                                             ("Eastover"), Congress
                                                             Street Properties, Inc.
                                                             ("Congress Street") and
                                                             Rockwood National
                                                             Corporation ("Rockwood")
                                                             until 1994, and EB, Inc.
                                                             ("EB") until 1995.

                                                    PRESENT PRINCIPAL OCCUPATION
                                                     OR EMPLOYMENT AND FIVE-YEAR
 NAME AND POSITION HELD   CURRENT BUSINESS ADDRESS       EMPLOYMENT HISTORY
 ----------------------   ------------------------  ----------------------------
 David H. Hoster II...... 300 One Jackson Place    Chief Executive Officer of
  President, Chief        188 East Capitol Street  EastGroup since 1997,
  Executive               Jackson, Mississippi     President of EastGroup since
  Officer and Director    39201                    1993 and Executive Vice
                                                   President of EastGroup until
                                                   1993; President of LNH from
                                                   1995 to 1996 and its Executive
                                                   Vice President from 1992 to
                                                   1995; Executive Vice President
                                                   of Congress Street, Eastover,
                                                   The Parkway Company
                                                   (predecessor to Parkway), and
                                                   Rockwood from 1988 to 1994,
                                                   Citizens Growth Properties
                                                   from 1988 to 1993 and EB from
                                                   1993 to 1994.
 N. Keith McKey.......... 300 One Jackson Place    Executive Vice President of
  Executive Vice          188 East Capitol Street  EastGroup since 1993, Chief
  President,              Jackson, Mississippi     Financial Officer and
  Chief Financial         39201                    Secretary since 1992 and
  Officer,                                         Treasurer since 1997; Senior
  Treasurer and Secretary                          Vice President of LNH from
                                                   1992 until 1996; Senior Vice
                                                   President of Congress Street,
                                                   Eastover, EB, Parkway and
                                                   Rockwood until 1994.
 Diane W. Hayman......... 300 One Jackson Place    Controller of EastGroup.
  Controller              188 East Capitol Street
                          Jackson, Mississippi
                          39201
 Marshall A. Loeb........ 300 One Jackson Place    Vice President of EastGroup
  Vice President          188 East Capitol Street  since 1995; Asset Manager of
                          Jackson, Mississippi     EastGroup and Parkway from
                          39201                    1992 to 1995.
 Jann W. Puckett......... 300 One Jackson Place    Vice President of EastGroup
  Vice President          188 East Capitol Street  since 1995; Asset Manager of
                          Jackson, Mississippi     EastGroup and Parkway from
                          39201                    1992 to 1995.
 Stewart R. Speed........ 300 One Jackson Place    Vice President of EastGroup
  Vice President          188 East Capitol Street  since 1997; Vice President of
                          Jackson, Mississippi     Merry Land & Investment (an
                          39201                    apartment REIT) from 1993 to
                                                   1997; Asset Manager of GE
                                                   Capital (real estate finance)
                                                   from 1991 to 1993.

                                   ANNEX II

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
              AND EXECUTIVE OFFICERS OF EASTGROUP-MERIDIAN, INC.

  The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of EastGroup-Meridian, Inc. (the "Purchaser"). Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

                                                   PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT AND FIVE-YEAR
 NAME AND POSITION HELD   CURRENT BUSINESS ADDRESS        EMPLOYMENT HISTORY
 ----------------------   ------------------------ -------------------------------
 Leland R. Speed......... 300 One Jackson Place    Chairman of the Board of
  Director and Chairman   188 East Capitol Street  EastGroup Properties, Inc.
  of the Board            Jackson, Mississippi     ("EastGroup") and Parkway
                          39201                    Properties, Inc. ("Parkway");
                                                   Chief Executive Officer of
                                                   EastGroup and Parkway until
                                                   1997; Chief Executive Officer
                                                   of LNH REIT, Inc. ("LNH") until
                                                   1996; Chief Executive Officer
                                                   of Eastover Corporation
                                                   ("Eastover"), Congress Street
                                                   Properties, Inc. ("Congress
                                                   Street") and Rockwood National
                                                   Corporation ("Rockwood") until
                                                   1994, and EB, Inc. ("EB") until
                                                   1995.
 David H. Hoster II...... 300 One Jackson Place    Chief Executive Officer of
  Director, President and 188 East Capitol Street  EastGroup since 1997, President
  Chief Executive Officer Jackson, Mississippi     of EastGroup since 1993 and
                          39201                    Executive Vice President of
                                                   EastGroup until 1993; President
                                                   of LNH from 1995 to 1996 and
                                                   its Executive Vice President
                                                   from 1992 to 1995; Executive
                                                   Vice President of Congress
                                                   Street, Eastover, The Parkway
                                                   Company (predecessor to
                                                   Parkway), and Rockwood from
                                                   1988 to 1994, Citizens Growth
                                                   Properties from 1988 to 1993
                                                   and EB from 1993 to 1994.
 N. Keith McKey.......... 300 One Jackson Place    Executive Vice President of
  Director, Vice          188 East Capitol Street  EastGroup since 1993, Chief
  President, Treasurer    Jackson, Mississippi     Financial Officer and Secretary
  and Secretary           39201                    since 1992 and Treasurer since
                                                   1997; Senior Vice President of
                                                   LNH from 1992 until 1996;
                                                   Senior Vice President of
                                                   Congress Street, Eastover, EB,
                                                   Parkway and Rockwood until
                                                   1994.

                                   ANNEX III

                       RECENT TRANSACTIONS IN THE SHARES

  During the 60 days prior to the date of the Offer, EastGroup made the following purchases of Preferred Shares in open market transactions effected on AMEX.

   DATE OF PURCHASE    NUMBER OF PREFERRED SHARES PRICE PER PREFERRED SHARE (1)
   ----------------    -------------------------- -----------------------------
   1/14/98............           3,000                       $9.035
   1/14/98............           2,000                        9.095
   1/14/98............           2,000                        9.165
   1/23/98............           2,900                        9.285
   1/26/98............           4,200                        9.535
   1/27/98............           5,000                        9.41
   1/29/98............             500                        9.41

--------
(1)  Price per Preferred Share includes brokerage commissions.

                                     III-1

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:
                       HARRIS TRUST COMPANY OF NEW YORK


              By Mail:                              By Hand/Overnight
         Wall Street Station                            Delivery:
            P.O. Box 1023                            Receive Window
    New York, New York 10268-1023                   Wall Street Plaza
                                                  88 Pine Street, 19th
                                                          Floor
                                                New York, New York 10005

                                 By Facsimile:
                                (212) 701-7636

                             Confirm by Telephone:
                                (212) 701-7624

  Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          BEACON HILL PARTNERS, INC.
                                90 BROAD STREET
                           NEW YORK, NEW YORK 10004
                           TOLLFREE: (800) 755-5001

                                      OR

                     BANK AND BROKERAGE FIRMS PLEASE CALL:
                                (212) 843-8500

                     The Dealer Manager for the Offer is:

                           PAINEWEBBER INCORPORATED
                          1285 AVENUE OF THE AMERICAS
                           NEW YORK, NEW YORK 10019